Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 10.11

CONFIDENTIAL

DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT

This DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT (this “Agreement”), effective as of this 6th day of October, 2017 (the “Effective Date”), between, Freeline Therapeutics Limited (“Customer”), having its principal place of business at 215 Euston Road, London NW1 2BE, UK, and Brammer Bio MA, LLC, a Delaware limited liability company with offices at 250 Binney Street, Cambridge, MA 02142 (“Brammer”). Customer and Brammer are referred to herein each as a “Party” and collectively as the “Parties”.

WHEREAS, Brammer provides a full range of cell and gene therapy and viral vector process development and manufacturing services to the biopharmaceutical industry;

WHEREAS, Customer desires Brammer to perform certain services in accordance with the terms of and as more specifically set forth in this Agreement and its Work Statements (as defined below) related to the development, manufacture and supply of the Product (as defined below), and Brammer desires to perform such services;

WHEREAS, Customer and Brammer intend for this Agreement to cover certain development activities, including the transfer, facility fit and validation of Customer’s Process (as defined below and attached hereto as Exhibit G), and the clinical supply and preparation for launch supply of the Product in accordance with the terms in Exhibit A;

WHEREAS, Customer and Brammer intend to enter into the first Work Statement (“Work Statement 1”) on the same date as this Agreement, and, upon completion of the engineering run of the Product, to commence negotiations to finalize the second Work Statement, which will cover the clinical and preparation for launch supply of the Product: and

WHEREAS, Customer and Brammer further intend, subject to successful completion of Work Statement 1, to negotiate in good faith a Commercial Supply Agreement relating to the Product, substantially in the form set out in the non-binding Commercial Supply Term Sheet at Exhibit D.

NOW, THEREFORE, in consideration of the above statements and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.    Definitions. Terms defined elsewhere in this Agreement will have the meanings set forth therein for all purposes of this Agreement unless otherwise specified to the contrary. The following terms will have the meaning set forth below in this Section 1:

1.1    “Affiliate(s)” means any person, firm, trust, partnership, corporation, company or other entity or combination thereof which directly or indirectly: (a) controls a Party; (b) is controlled by a Party; or (c) is under common control with a Party. As used in this definition, the terms “control” and “controlled” will mean ownership of fifty percent (50%) or more (including ownership by trusts with substantially the same beneficial interests) of the voting and equity rights of such person, firm, trust, partnership, corporation, company or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation or other entity or combination thereof.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

1.2     “Actual Expenditure” has the meaning set forth in Section 8.4.

1 .3    “Applicable Laws” means all applicable ordinances, rules, regulations, laws, guidelines, guidances, requirements and court orders of any kind whatsoever of any Regulatory Authority applicable to a Party’s activities hereunder, as amended from time to time, including cGMP (if applicable) of the USA FDA, the EMA, the European Commission, the International Conference on Harmonization (ICH) guidelines and regulations, and other regulatory jurisdictions as agreed to by both Parties.

1.4    “Approval Date” means the date of receipt by Customer of the first regulatory approval to market the Product as Manufactured by Brammer.

1.5    “Approved Vendor(s)” has the meaning set forth in Section 5.1

1.6     “Assays” means the AUC and infectious titer assays.

1.7     “Assumptions” has the meaning set forth in Section 9.1

1.8    “Batch” means a specific quantity, as set out in a Work Statement, of Drug Substance or Drug Product that is intended to have uniform character and quality within specified limits and is produced according to a single cycle of Manufacture, and shall include, without limitation, pilot batches, engineering batches, and GMP batches.

1.9     “Batch Documentation” has the meaning set forth in Section 7.1.

1.10     “Batch Record” (also referred to as “Manufacturing Batch Record (MBR)” or “Batch Production Record (BPR)’’) means a manufacturing record for a Batch generated by Brammer concurrently with the production of a specific Batch such that successive steps in such processes are documented, and includes without limitation all documentation necessary to maintain compliance, batch records, specifications, compliance and quality assurance documentation, Certificates of Analysis, certificates of compliance, manufacturing batch records, deviation reports (including operator error or equipment failure), packaging records, documentation or records of environmental monitoring, and other materials generated by Brammer during or in connection with the Batch, whether recorded in writing or electronically.

1.11    “Brammer IPR” has the meaning set forth in Section 12.4.

1.12    “Brammer Failure” [**]

1.13     “Brammer Materials” means the materials identified in the applicable Work Statement as being provided by Brammer to be used in the Manufacture of the Product under the applicable Work Statement, including Process Consumables.

1.14    “Brammer Parties” has the meaning set forth in Section 17.1.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

1.15    “Brammer Technology” [**]

1 .16    “Certificate of Analysis” means a written certificate listing the items tested, Manufacturer, specifications, testing methods and test results for a specific Batch.

1.17    “cGMP” or “GMP” means current good manufacturing practices, including the regulations promulgated by the FDA under the United States Food, Drug and Cosmetic Act, 21 C.F.R. Part 210 et seq., as amended from time to time, applicable guidance documents issued by the FDA, EC Directive 2003/94/EC and European Medicines Agency guidance documents, applicable documents developed by the International Conference on Harmonization (ICH) to the extent that they are applicable to the Product and the Parties hereunder, and other Regulatory Authorities, as agreed to by the Parties, applicable to the manufacture and testing of pharmaceutical materials under Applicable Laws.

1.18     “Change of Control” means “any of the following events:

(i)    any Third Party (or group of Third Parties acting in concert or otherwise) becomes the beneficial owner, directly or indirectly of, or otherwise obtains control, directly or indirectly of (A) a majority of the voting rights exercisable at shareholder meetings of a Party; or (B) the right to appoint or remove directors by holding a majority of the voting rights exercisable at meetings of the board of directors of the Party; or (C) the ability to direct or procure the direction of the management and policies of the Party, whether through ownership or shares, contract or otherwise; or

(ii)     the Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into the Party, in either event pursuant to a transaction in which:

(1)    the direct or indirect control of a majority of the voting rights exercisable at shareholder meetings of the surviving entity;

(2)     the direct or indirect right to appoint or remove directors by holding a majority of the voting rights exercisable at meetings of the board of directors of the surviving entity; or

(3)     the direct or indirect ability to direct or procure the direction of the management and policies of the surviving entity, whether through the ownership of shares; by contract or otherwise,

in each case is not held by the Persons holding such control, right or ability (as the case may be) preceding such consolidation or merger; or

(ii)    the Party conveys, leases or transfers all or substantially all of its assets to any Third Party.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

1.19     “Change Order” has the meaning set forth in Section 9.2.

1.20     “Claim” has the meaning set forth in Section 17.1.

1.21     “Commercially Reasonable Efforts” means, with respect to the activities of Brammer in the performance of the Services, carrying out such obligation using efforts consistent with contract development and manufacturing organizations in the biopharmaceutical industry, resources typically used by contract development and manufacturing organizations in the United States in the performance of such services to achieve a desired result, including human and technical resources, and the expenditure of funds which are necessary to complete such services and achieve such result. For clarity, acts of negligence or willful misconduct or failure to perform due to financial offers from third parties will not be deemed to be commercially reasonable.

1.22     “Confidential Information” means, all know-how (and all tangible and intangible embodiments thereof), and all other secret, confidential or proprietary information, data or materials, whether provided in written, oral, graphic, video, computer or other form, or by observation at the Party’s facilities, which is owned or controlled by a Party and is disclosed or made available by such Party or an Affiliate of such Party to the other Party or an Affiliate of such other Party pursuant to this Agreement which: (a) if disclosed in written, graphic, electronic or other tangible form, is labeled as confidential or proprietary, (b) if disclosed orally or visually, is identified as confidential or proprietary at the time of disclosure and is confirmed to be confidential or proprietary by the Disclosing Party in writing to the Receiving Party within thirty (30) calendar days of such disclosure, or (c) by its nature, should reasonably be considered to be confidential or proprietary. Confidential Information of Customer includes business, technical and financial data, and know-how concerning the Customer Provided Materials, Customer Technology and the Product, the Specification and the Process of Exhibit G, provided, however that, to the extent Brammer Technology or New Brammer Technology is included in the Product, Specification, or Process, such Brammer Technology and New Brammer Technology do not lose their status as Confidential Information of Brammer by virtue of having been incorporated therein; and Confidential Information of Brammer includes proprietary technical data, know-how, and trade secrets concerning Brammer’s production and purification methods, Brammer’s equipment and techniques, Brammer’s facilities and its design and operation, and Brammer Technology and New Brammer Technology, as well as business, financial and technical data.

1.23     “Customer Approval” has the meaning set forth in Section 7.1.

1.24     “Customer-Funded Equipment” means, if any, equipment which is funded and owned by the Customer, which may be used by Brammer solely in connection with the provision of the Services, and which will be installed, validated and maintained by Brammer during the term of this Agreement and will be specified in the applicable Work Statement.

1.25     “Customer Provided Materials” means the materials identified in the applicable Work Statement to be provided by Customer to Brammer hereunder, for use in the Manufacture of the Product under the applicable Work Statement. Customer Provided Materials will not include Brammer Materials.

1.26     “Customer Technology” [**] by or on behalf of Customer independent of this Agreement and without reliance upon the Confidential Information of Brammer.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

1.27     “Customer Parties” has the meaning set forth in Section 17.2.

1.28     “Customer Representative” has the meaning set forth in Section 3.6.

1.29     “Defect” [**]

1.30     “Delinquency Period” has the meaning set forth in Section 8.5.

1.31     “Deliverable” means any work product to be provided by Brammer pursuant to this Agreement or a Work Statement, but excluding Product.

1.32     “Delivery Site” has the meaning set forth in Section 7.2.

1.33     “Disclosing Party” has the meaning set forth in Section 10.1.

1.34     “Disposition” means a documented decision on the acceptability for use of a specific Batch that is based on a process of reviewing data associated with the production and testing of the product.

1.35     “Drug Product” means the Product Manufactured by Brammer on behalf of Customer, into its final container closure, whether or not labeled.

1.36     “Drug Substance” means the non-sterile active pharmaceutical ingredient (as defined by ICH Q7) Manufactured by Brammer on behalf of Customer and identified in the applicable Work Statement.

1.37     “EMA” means the European Medicines Agency, and any successor agency entity thereof having or performing substantially the same function.

1.38     “Estimate” has the meaning set forth in Section 8.3.

1.39     “EU” means all of the European Union member states as of the applicable time during the term of this Agreement.

1.40     “Existing Confidentiality Agreement” means that certain Confidential Disclosure Agreement, dated 17th January 2017 by and between the Parties.

1.41     “Facility” means the Brammer manufacturing, laboratory and warehouse facility specified in the applicable Work Statement, or any other Brammer facility as agreed to in writing by the Parties.

1.42     “Force Majeure Event” has the meaning set forth in Section 21.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

1.43    “FDA” means the United States Food and Drug Administration or any successor entity thereof having or performing substantially the same function.

1.44    “FTE” has the meaning set forth in Section 12.5(i).

1.45    “General Assumptions” has the meaning set forth in Section 9.1.

1.46    “ICH” means the International Conference on Harmonization.

1.47    “Improvement” means any modification, enhancement or improvement to a Technology, or any discovery related to such Technology, whether or not patented or patentable, and all associated Intellectual Property Rights therein or thereto.

1.48    “Indemnified Party” has the meaning set forth in Section 17.3.

1.49    “Indemnifying Party” has the meaning set forth in Section 17.3.

1.50    “Intellectual Property Rights” means any and all of the following: (a) Patents, (b) copyrights in both published and unpublished works, (c) rights in trade secrets and know-how, whether or not patentable or copyrightable, (d) trademark and service mark rights, (e) any and all other intellectual property rights, and (f) any and all registrations and applications for registration of any of the foregoing.

1.51    “Latent Defect” [**]

1.52    “Losses” has the meaning set forth in Section 17.1.

1.53    “Manufacture,” “Manufactured,” and “Manufacturing” means the steps, processes and activities used by Brammer to produce the Product, including, for example, the manufacturing, processing, packaging, labeling, testing, stability testing, Process Performance Qualification, and the release, shipping, storage or supply of Product as provided in the Work Statement, Batch Record and Master Batch Record.

1.54    “Master Batch Record” means the document containing the Specifications and instructions for the Manufacture and quality assurance of a Product, as such may be amended by the Parties in accordance with the terms hereof.

1.55    “Materials” means Customer Provided Materials and Brammer Materials.

1.56    “MHRA” means the Medicines and Healthcare products Regulatory Agency of the United Kingdom (“UK”).

1.57    “New Brammer Technology” [**]

1.58    “New Customer Technology” [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

1.59    “New Technology” means the New Brammer Technology or the New Customer Technology, as applicable.

1.60    “Pass-Through Costs” has the meaning set forth in Section 8.2.

1.61    “Patents” means patents and patent applications issued or pending therefrom anywhere in the world, together with any and all divisions, renewals, continuations and continuations-in-part thereof, and all patents granted thereon, and all reissues, re-examination certificates, certificates of invention and applications for certificates of invention, revalidations, substitutions, supplementary protection certificates, additions, utility models, and term restorations, extensions and foreign counterparts thereof.

1.62    “Permitted Recipients” has the meaning set forth in Section 8.2.

1.63    “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

1.64    “Process” means the processes and procedures used to Manufacture a Product in accordance with the Master Batch Record, including all protocols and standard operating procedure documents referenced therein, which are provided by Customer to Brammer or developed by Brammer and Customer hereunder.

1.65    “Process Consumables” means media, raw materials, chromatography columns, resins, filters, membranes, disposable analytical test kits, hoses, fitter housings, tubing, filling needles, disposable bags, disposable glass/plastic ware, cleaning supplies and other changeover parts used during the Manufacture of Product. Parties may list other Process Consumables to be added to the scope of this Agreement in subsequent Work Statements.

1.66    “Process Performance Qualification” or “PPQ” means the process agreed by the Parties for the collection and evaluation of data, from the process design stage through repeated production at final scale, which establishes scientific evidence that a Manufacturing Process is capable of consistently and reproducibly delivering Product meeting Specifications.

1.67    “Product” means Customer’s product defined in the applicable Work Statement.

1.68    “Program” means all of the Services to be performed by Brammer for Customer as described in Work Statement(s) for such Program, including any properly mutually agreed and authorized amendments or Change Orders thereto.

1.69    “Program Assumptions” has the meaning set forth in Section 9.1.

1.70    “Program Manager” has the meaning set forth in Section 3.6.

1.71    “Quality Agreement” has the meaning set forth in Section 3.7.

1.72    “Receiving Party” has the meaning set forth in Section 10.1.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

1.73    “Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the manufacture, production, use or storage or transport, of any Product, including the FDA, the EMA, the MHRA and the European Commission.

1.74    “Reprocess” means introducing a Product back into, and repeating appropriate manipulation steps that are part of, the established Process.

1.75    “Result(s)” means all in-process analytical results, materials, data obtained, and reports developed and/or generated by Brammer in performing the Services related to the Product or Process. Any results, materials or data obtained, developed or generated outside of the conduct of the Services or that are not related to the Product or Process will not constitute Results. For the avoidance of doubt, documents that may be generated or used in the course of performing Services under the Program, but that are general to Brammer’s business and do not relate to the Product or Process, such as a Facility and equipment SOPs, will not constitute Results.

1.76    “Retained Copies” has the meaning set forth in Section 20.5(ii).

1.77    “Retention Period” has the meaning set forth in Section 11.2.

1.78    “Service Fee” has the meaning set forth in Section 8.1.

1.79    “Services” means the services and activities to be performed by Brammer, any Brammer Affiliate, any of their respective employees, agents or consultants, or Approved Vendors hereunder as part of a Program, as more specifically set forth in the applicable Work Statement.

1.80    “SOP” means the written standard operating procedures and methods of Brammer, as the same may be amended, in Brammer’s sole discretion, from time to time.

1.81    “Special Waste” means waste or effluent, which is required to be collected in a special container for external disposal.

1.82    “Specifications” means, with respect to a particular Product, the list of tests, references to any analytical methods and appropriate acceptance criteria which are numerical limits, ranges or other criteria for tests described, which establishes a set of criteria to which such Product should conform to be considered acceptable for its intended use, in each case, as in effect from time to time. The Parties will agree to the Specifications through the performance of the Services under the Work Statements.

1.83     “Stage“ means a stage of the Program as set out in the applicable Work Statement.

1.84    “Technology” means all scientific, technical and other information, data, know-how, trade secrets, inventions (whether or not patentable), processes, compositions of matter, materials, methods, techniques, documentation, hardware, software and technology, whether or not protected or protectable under patent, trademark, copyright or similar law.

1.85    “Third Party” means any party other than Customer, Brammer and their respective Affiliates.

1.86    “Travel Expenses” means costs and expenses incurred by Brammer for travel and lodging required in order to carry out any Program.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

1.87     “Wait Period“ has the meaning set forth in Section 12.7.

1.88    “Work Statement” means a detailed work order, substantially in the form attached hereto as Exhibit A, that (a) includes, as appropriate, a description that specifies the Program, the scope of the Services under such Program, the estimated duration of the Program, and all other matters pertinent to completion of the Program, (b) references this Agreement, (c) is signed by authorized representatives of both Parties and (d) sets forth, at a minimum, the Services to be provided by Brammer and the fees to be paid by Customer for such Services, including the anticipated Travel Expenses, if any, and any modifications to such work statement that the Parties may agree in writing from time to time.

2.    Work Statements.

2.1    This Agreement contains general terms and conditions under which Customer may engage Brammer to provide, and Brammer would provide, Services. Customer and Brammer will complete and execute an initial Work Statement as Exhibit A before any Services are provided. Each Work Statement will include, as appropriate, a description that specifies the Program, the scope of the Services under such Program, the estimated duration of the Program, and all other matters pertinent to completion of the Program, and, once executed by both Parties, such Work Statement will be deemed a part of this Agreement and incorporated herein by reference. To the extent any terms or provisions of a Work Statement conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement will control, except to the extent that the applicable Work Statement expressly states an intent to modify the terms of this Agreement on a specific matter. The Parties may amend a Work Statement by agreement in writing from time to time during the term of this Agreement.

2.2    The Parties envisage that they will enter into two Work Statement(s) in connection with this Agreement, with the second Work Statement covering Part 2 of the program of work, as set out in outline in Work Statement 1.    In consideration of the Customer agreeing to commence good faith negotiations for the second Work Statement with Brammer no later than the date on which the engineering run Batch of the Product is accepted by the Customer, [**]

2.3    A Program will be complete when all Stages of the applicable Work Statement(s) have been completed or when the applicable Work Statement or this Agreement has been terminated pursuant to Section 20.

2.4    With respect to each Work Statement, Customer acknowledges that Brammer consulted with Customer in developing the Work Statement in a manner consistent with Brammer’s then current reasonable understanding of, as applicable, United States (the “U.S.”), EU and UK, and other regions as agreed to by the Parties, regulatory guidelines to the extent applicable to the Product and the Parties. Brammer does not, however, represent or warrant that the Program and/or the Results of the Services will satisfy the requirements of any Regulatory Authorities at the time of submission of such Results to such Regulatory Authorities. Customer will be responsible for obtaining all regulatory approvals relating to registration of the Product, but not for any existing licenses of Brammer, and will own the applicable regulatory filings and approvals. As between the Parties, Customer will be responsible for complying with all Applicable Laws relating to the shipping, distribution and marketing of Product.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

3.    Program Performance.

3.1    Brammer will use Commercially Reasonable Efforts to perform the Services for Customer in accordance with the applicable Work Statement and in accordance with all Applicable Laws.

3.2    [**]

3.3    Brammer will comply with cGMP applicable to the Services, provided that, should cGMP applicable to the Services be changed following the Effective Date, Brammer will use Commercially Reasonable Efforts to comply with such new cGMP requirements without interruption to cGMP status. In the event that compliance with such new cGMP requirements necessitates, in the reasonable determination of the Parties, a change in the Work Statement or the Services, Brammer will submit to Customer a proposed Change Order in accordance with Section 9.2.

3.4    Customer acknowledges that due to the unpredictable nature of biological processes, a Process Performance Qualification (as envisaged to be completed in the second Work Statement) needs to have taken place to establish the commercial process of Manufacturing the Product.

3.5    Brammer undertakes that it shall:

(i)    use Commercially Reasonable Efforts to ensure that the Facility is ready to perform for the first relevant activity under each Work Statement in accordance with the timeline mutually agreed to by the Parties for such activity; Customer acknowledges that the timelines set forth in any Work Statement are good faith estimates using assumptions based on information available on the date on which the applicable Work Statement is executed. Customer understands that it needs to comply in a timely manner with all of its relevant obligations in order to enable Brammer to achieve such timelines;

(ii)    give the Customer prompt written notice of any anticipated delay in the completion of the Facility; and

(iii)    in the event of any delay in the Facility being ready in accordance with (i), use its best efforts (a) to complete the commissioning of the Facility as soon as possible and (b) to perform its obligations under each Work Statement using alternative resources and Facilities, including by giving the Customer priority in the use of available Brammer capacity.

3.6    Brammer will appoint a Brammer representative (the “Program Manager”) to be responsible for overseeing the conduct of the Services and the completion of the Program by Brammer. The Program Manager will coordinate performance of the Services with a representative designated by Customer in writing (the “Customer Representative”), which representative will have responsibility over all matters relating to performance of the Services on behalf of Customer. Unless otherwise agreed in the Work Statement, or mutually agreed to by the Parties, all communications between Brammer and the Customer regarding the conduct of the Services pursuant to the Work Statement will be addressed to or

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

routed through the Program Manager and Customer Representative. The Program Manager and the Customer Representative are named in the Work Statement, and Brammer or Customer may, at its option, substitute, respectively, the Program Manager or the Customer Representative during the course of the Program by providing written notice to the other.

3.7     The Program Manager shall co-ordinate meetings of a joint project team to oversee and co-ordinate the performance of this Agreement on a day-to-day basis. The Program Manager and the Customer Representative shall determine, acting reasonably, which other individuals should be part of the joint project team or otherwise attend joint project team meetings from time to time. The joint project team shall meet in person or by phone every two (2) weeks, or more frequently as may be agreed. The Program Manager shall be responsible for taking minutes of each meeting of the joint project team and circulating such minutes to the Customer Representative for review.

3.8     The Parties shall each nominate two (2) individuals to sit on a joint steering committee to oversee the performance of this Agreement (the “JSC”). The JSC shall meet, whether in person or by telephone, once every 6 months, or ad hoc as may be agreed, to review the progress of all Work Statements and any other matters relating to the Agreement, based on written reports provided to them by the Program Manager and the Customer Representative. Where the JSC is unable, in good faith, to reach agreement on any matter referred to them, either Party may refer the matter for dispute resolution under Section 16. The matters referred to the JSC shall include, without limitation, the agreement of a Specification for a Work Statement; disputes over whether a Product contains a Defect; and such other matters as the Parties may determine from time to time.

3.9     Promptly following the execution of this Agreement, the Parties will enter into a detailed document specifying the quality and regulatory procedures and responsibilities of the Parties with respect to the Manufacture of Product (the “Quality Agreement”, substantially in the form of the draft annexed as Exhibit E; provided, however, that, upon execution, the executed Quality Agreement will replace the draft in Exhibit E). In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Quality Agreement, the terms of this Agreement will control, except with respect to quality related matters.

3.10     The Parties confirm that, subject to successful completion of Work Statement 1, they intend to negotiate in good faith a Commercial Supply Agreement relating to the Product, substantially in the form set out in the non-binding Commercial Supply Term Sheet at Exhibit D.

4.	Program Materials.

4.1     Customer Provided Materials.

(i)     Customer will provide Brammer with sufficient amounts of the Customer Provided Materials with which to perform the Services as specified in the Work Statement. Unless the Work Statement includes the development of a manufacturing process by Brammer, Customer also will provide Brammer with all necessary Confidential information in Customer’s possession and control to effect the reliable transfer of the Process from Customer to Brammer.

(ii)     Customer Provided Materials will be delivered by Customer to the Facility at no cost to Brammer. Unless otherwise agreed by the Parties, Customer will deliver the Customer Provided Material in quantities sufficient to meet the expected requirements of Product Manufacturing.

(iii)     Customer will provide Material Safety Data Sheets for all Customer Provided Materials and for each Product that are, in each case, accurate and complete to the best of

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

Customer’s knowledge having taken all appropriate steps to inform itself of the same. Customer will notify Brammer of any unusual adverse health or environmental occurrence relating the Customer Provided Materials, and any Product, including but not limited to any claim or complaint by any Customer employee or Third Party.

(iv)     Customer Provided Materials will remain the sole property of Customer at all times during the term of this Agreement, but will remain in the possession, control and care of Brammer following delivery of such Customer Provided Materials by Customer to the Facility. Brammer will use and store the Customer Provided Materials with due care and in compliance with Customer’s instructions as set forth in the applicable Work Statement. Title and risk of loss or damage to such Materials will at all times remain with Customer, and Brammer will have no liability to Customer for such Materials except due to Brammer’s negligence, breach of this Agreement or failure to comply with Applicable Laws.

(v)     Import, Export, Customs. For all Customer Provided Materials being delivered to Brammer for Customer’s account, and all Materials delivered by Brammer for Customer’s account, Customer will be responsible at its sole cost and expense for satisfying all import, export and customs requirements, including United States Export Control Regulations, and Customer will be the importer and exporter of record (or utilize its own customs broker) for any Customer Provided Materials being imported and shipped to Brammer and for all Materials exported to another country, in each case, for Customer’s account (but excluding, for the avoidance of doubt, any Materials exported by Brammer to an Affiliate or Third Party in connection with the performance of the Services, and any corresponding import). Brammer shall provide Customer with reasonable assistance in relation to the import and export of Materials pursuant to this Agreement, and Customer’s obligations as the importer and exporter of record of all materials.

(vi)     Upon completion of the Program, any remaining Customer Provided Materials will be, at Customer’s sole expense and election (such election to be made by Customer to Brammer in writing no later than [**] either after Brammer’s issuance of a Certificate of Analysis for the last applicable Product, or receipt of a notice of termination), returned to the Customer or destroyed/disposed of by Brammer. If Customer does not provide such election to Brammer within such [**] Brammer will, at Customer’s expense, return to the Customer the applicable Customer Provided Materials. Notwithstanding anything to the contrary contained in this Agreement, (i) Brammer may retain Customer Provided Materials as required by Applicable Laws, and (ii) in no event will Brammer be required to store Customer Provided Materials for more than [**] after termination or expiration of an applicable Work Statement or this Agreement unless the Parties have entered into an appropriate storage agreement covering such items.

4.2     Brammer Materials and equipment; Customer-Funded Equipment.

(i)    Brammer will use Commercially Reasonable Efforts to procure the Brammer Materials and all required equipment in a timely manner for use in the Program and each Manufacturing run as set forth in the Work Statement. Brammer will qualify vendors, perform audits according to agreed procedures and test and release Materials according to agreed procedures prior to the start of Manufacturing.

(ii)    If necessary, Brammer will procure Customer-Funded Equipment to the extent required to perform the Service. Any required Customer-Funded Equipment and associated expenses will be set forth in the applicable Work Statement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

5.	Use of Vendors.

5.1    Brammer reserves the right to employ vendors from time-to-time to undertake certain Services related to a Program (for example, for specialty testing, waste disposal, etc.) upon prior written notice to Customer describing the activities to be performed. All vendors must be pre-approved in writing by the Customer (“Approved Vendors”). A list of existing Approved Vendors as of its execution will be included in the Work Statement and updated from time to time, and any fees payable to an Approved Vendor must be approved in advance in writing by Customer. For mutually agreed upon non-routine Services provided by Approved Vendors (e.g., Services that are developmental in nature or specific to a Product and not, for example, standard specialty testing and waste disposal Services), each such Approved Vendor will be bound by written confidentiality, nonuse, and quality assurance obligations consistent with this Agreement, as well as an assignment to Brammer of all inventions or other intellectual property arising in the course of performing such Services, as necessary for Brammer to comply with its obligations to Customer under this Agreement.

5.2    Subject to the foregoing, Brammer will be responsible to Customer for managing the performance of Approved Vendors used for the Program. Brammer will work together with the Approved Vendor, and Customer if appropriate, to resolve any issues or failures by the Approved Vendor. Brammer shall only be responsible for the actions (or inactions) of an Approved Vendor resulting in a failure or Defect if such failure or Defect is the result of a Brammer Failure, in which case such failure or Defect shall be addressed in accordance with Section 7.9 and 7.10. Brammer will use Commercially Reasonable Efforts to enforce its legal and contractual rights (which, for non-routine Services and pursuant to Section 5.1, shall be in writing) against such Approved Vendor as necessary for Brammer to comply with its obligations under this Agreement or upon request from the Customer in the event of a material breach by such Approved Vendor.

6.	Facility Audits and Facility Visits.

6.1    Facility Audits. Subject to Brammer’s safety procedures, access control SOPs, and confidentiality limitations, Brammer will permit Customer’s representatives, not more frequently than [**], during the term of this Agreement at mutually agreed upon times to audit the Facility as more specifically set forth in the Quality Agreement, provided, however, that Customer may conduct any additional for-cause audits at mutually agreed upon times with reasonable advance notification to Brammer. Customer will give Brammer reasonable advanced notice of any proposed routine audit but no fewer than [**] prior notice for a for-cause audit, and identify the individuals who will be in attendance; provided that a general quality audit will require a minimum of [**] prior notice. All routine audits will be during Brammer’s normal business hours on weekdays and conducted in a manner that does not unreasonably interfere with Brammer’s Services and does not otherwise unreasonably interfere with normal business activities.     Brammer will [**] make its Facilities and all relevant records available for inspection by representatives of Regulatory Authorities in compliance with Applicable Laws, [**] All information, records, or business information concerning Brammer that is disclosed or made available by Brammer to Customer employees and representatives, and representatives of Regulatory Authorities, or otherwise obtained by such employees and representatives, in connection with any audit will be deemed to be Confidential Information of Brammer. [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

6.2    Facility Visits. Subject to Brammer’s safety procedures, access control SOPs, and confidentiality limitations, Brammer will permit Customer’s representatives during the term of this Agreement, to visit the Facility at mutually agreed upon times, to support technology transfer and/or observe procedures and processes at mutually agreed upon times with reasonable advance notification to Brammer. Customer will give Brammer reasonable advanced notice of any proposed visit, but no fewer than [**] prior notice, and identify the individuals who will be in attendance, provided however that [**] notice will be required where Customer’s representatives wish to visit the Facility in connection with a for-cause audit or an urgent Product safety related matter. All visits will be during Brammer’s normal business hours on weekdays and conducted in a manner that does not unreasonably interfere with Brammer’s Services and does not otherwise unreasonably interfere with normal business activities.

7. Delivery	and Acceptance Procedures.

7.1     Delivery and Acceptance of Batch Documentation. Brammer will manufacture each Batch of Product in accordance with the applicable Specifications and the relevant Work Statement, and store each such Batch in accordance with the applicable provisions of the Quality Agreement. As soon as Brammer has determined that such Batch complies with the Specifications and is ready for release to Customer, Brammer will send by fax and/or e-mail to Customer: (a) a packing list if applicable, (b) an invoice, (c) the Batch Record, and (d) the Certificate of Analysis (collectively, the “Batch Documentation”). Upon Customer’s written acceptance of the Batch Documentation (or [**] following delivery to Customer of the Batch Documentation, if Customer makes no response) (“Customer Approval”), the Batch Documentation will be deemed approved and the relevant Batch of Product will be delivered as provided in Section 7.2.

7.2     Delivery of Batch. Following Customer Approval (pursuant to Section 7.1) of the Batch Documentation, Brammer will deliver each Batch of Product to Customer Ex Works (Incoterms 2010) to the Facility (the “Delivery Site”) and Customer will take delivery of the same. Title to each Batch of Product will pass to Customer when Customer or Customer’s designated carrier takes delivery of such Batch at the Delivery Site, and any undisputed invoices relating to the Batch are paid. All risks of loss or damage to any Batch of Product will pass to Customer on delivery at the Delivery Site. Brammer shall, without charge, provide Customer with reasonable support and advice in connection with the export of Product from the Delivery Site.

7.3    Acceptance of Batch Procedures. Upon receipt of each Batch of the Product, Customer will:

(i)     inspect the Product and confirm that the quantity of Product received by Customer matches the quantity of Product set forth in the Batch Documentation, and make all the necessary reserves on the delivery receipt related to any shortage in the quantity of Product;

(ii)     inform Brammer, by email of any shortage identified through the conduct of the inspection pursuant to Section 7.3(i) within [**] from the date of receipt by Customer of such Batch of Product; and

(iii)     inform Brammer by email of any Defect within [**] from the date of delivery of such Batch of Product at the Delivery Site. Following receipt of such email Brammer and Customer will immediately initiate an investigation to determine the cause of the Defect.

7.4     Where any shortage in the quantity of Product received by the Customer is identified, the Customer may, in its sole discretion, either:

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

(i)     accept the quantity of Product delivered and require Brammer not to deliver the shortfall amount; or

(ii)     require Brammer to deliver the shortfall amount promptly and in any event within thirty (30) days.

Where the Customer chooses (i) above, the Customer is only obliged to pay for the volume of Product actually delivered.

7.5     During the period of [**] referred to in 7.3(iii) above, Customer shall be entitled to inspect and accept or reject such Batch for: (a) non-conformance with the Specifications; and (b) other non-conformance or shortage, based on an inspection of the visible appearance of such Batch. Customer will be under no obligation to accept a Batch with a Defect until the cause of the Defect has been determined, such cause to be investigated by Customer and Brammer in a timely manner.

7.6    In the event of any suspected Latent Defect notified to Brammer [**] the Parties shall work together to investigate the nature and cause of the Defect. The Customer shall either destroy or return to Brammer the defective Product and make no use of it. The Customer agrees that it shall not use any Product in any clinical trial (i) until the Customer has received notice from Brammer that Product has been released by Brammer QA; or (ii) if Brammer QA has at any time following such release of Product subsequently requested suspension of clinical use of the Product.

7.7    Acceptance of Deliverables. Where Brammer is required pursuant to a Work Statement to provide certain Deliverables, the Customer shall [**] to review them, including the ability to comment upon a draft version of any reports, and inform Brammer of any defect or issue in connection with such Deliverables, and to reject or accept such Deliverables. If no notice of rejection or acceptance is provided by Customer [**] Customer will be deemed to have accepted such Deliverables and the applicable invoice will be payable.

7.8     Disputes. In case of any disagreement between the Parties as to whether Product contains a Defect or a Latent Defect, whether a Deliverable is defective, or the existence of a Brammer Failure, the Customer Representative and the Program Manager will attempt in good faith to resolve any such disagreement and each Party will follow its standard operating procedures to determine whether such Product contains a Defect or Latent Defect and/or the cause of any such Defect or Latent Defect (or, as appropriate, whether the Deliverable is defective). If the foregoing discussions do not resolve the disagreement in a reasonable time (which will not exceed [**] from the date of the provision of notice regarding such Defect, Latent Defect or non-delivery or defective Deliverables) then discussion will be escalated to the JSC for resolution. In the event that the JSC is unable to resolve the matter within [**], the Parties shall refer the matter (of whether a Product contains a Defect or a Latent Defect, or whether a Deliverable is defective, or the existence of a Brammer Failure) for determination by an appropriately qualified independent laboratory, the identity of which will be agreed by the Parties in good faith, [**] The Parties agree that the determination of the independent laboratory shall be final and binding.

7.9     Drug Substance Non-Compliance and Remedies. Subject to Sections 7.11 and 7.13, if a Batch of Drug Substance contains a Defect caused by a Brammer Failure as determined upon investigation, Brammer will at Customer’s election:

(i)    [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

[**]

7.10     Drug Product Non-Compliance and Remedies. Subject to Sections 7.11 and 7.13, if a Batch of Drug Product contains a Defect caused by a Brammer Failure as determined by an investigation, Brammer will at Customer’s election:

(i)    [**]

[**]

7.11    Other Defects. Notwithstanding anything to the contrary in this Agreement, Brammer will not have any liability for or responsibility to replace or Reprocess any Product which is defective or fails, or ceases to conform to the Specifications, or which is unusable for its intended purposes, in each case, unless such defect results from a Defect in Product which is not accepted under Section 7.3 and was caused by a Brammer Failure, or is a Latent Defect. Without limiting the generality of the foregoing, Brammer will not have any liability for or responsibility to replace or Reprocess any Product which is defective or fails or ceases to conform to the Specifications or which is unusable for its intended purposes, in each case, for any other reason.

7.12    Disposition of Non-Conforming Product. The ultimate disposition of non-conforming Product will, at Brammer’s cost only for Brammer Failure, be the responsibility of Customer’s quality assurance department.

7.13    Exclusive Remedy. The sole and exclusive remedies available to Customer for a Brammer Failure in connection with a Batch Defect or otherwise in connection with Product which fails or ceases to conform to the Specifications due to a Brammer Failure will be the remedies set forth in Section 7.9 or Section 7.10.

8.	Compensation.

8.1    Customer will pay Brammer the fees and other payments and costs listed in the applicable Work Statement (the “Service Fees”), subject to Section 9. Brammer will issue invoices for Service Fees in accordance with the payment schedule set forth in the Work Statement, and Customer will pay the amounts set forth in each invoice within [**] of the date of such invoice, unless Customer notifies Brammer in writing of a disputed invoice amount. In the case of a disputed amount, the Parties will in good faith discuss the item and seek resolution and Customer will pay all undisputed amounts, if any, of such invoice.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

8.2     The Service Fees do not include amounts payable by Customer for (a) Process Consumables; (b) Customer-Funded Equipment; (c) Services subcontracted to an Approved Vendor (including shipping charges for delivery of materials to and from an Approved Vendor); or (d) collection, storage, handling, transportation and disposal of Special Waste; ((a) through (d), collectively, “Pass-Through Costs”). Subject to Section 8.4 below, Brammer will invoice Customer for all Pass-Through Costs as incurred by Brammer. Amounts payable for Customer-Funded Equipment will include the direct cost to acquire the equipment, which will be procured and invoiced in accordance with Exhibit B. [**]

8.3    In the case of Process Consumables for the remainder of the Work Statement, at completion of Stage 1 of the Work Statement, and, in the case of Services subcontracted to an Approved Vendor, prior to the initiation of each Stage of the Program, Brammer will prepare and provide to Customer a good-faith itemized estimate (an “Estimate”) of expected costs and expenses to be incurred by Brammer for Process Consumables and Services subcontracted to an Approved Vendor for such Stage. Within five (5) business days of receipt of each Estimate, Customer will either notify Brammer of Customer’s acceptance and agreement of such Estimate, or notify Brammer with reasonable detail of any disputed items set forth in the Estimate. Failure to so notify Brammer within such five (5) business day period will be deemed to be Customer’s agreement and acceptance of such Estimate. If Customer disputes any items set forth in the Estimate within such five (5) business day period, the Parties will discuss in good faith the disputed items and Brammer will re-issue an Estimate to Customer and the review and acceptance process set forth above will be applied to such re-issued Estimate. Following approval of each Estimate, Brammer will proceed, in accordance with the time schedule set forth in the Work Statement, with the purchase of Process Consumables.

8.4     Brammer will invoice Customer for such Process Consumables and Pass-Through Costs for the same amount included in the relevant approved Estimate. Upon completion of the applicable Stage or earlier termination of this Agreement, or the applicable Work Statement, Brammer will calculate the expenditure actually incurred for Process Consumables up to the date of completion or termination, plus the administrative fee as outlined in Section 8.2, and for the Customer-Funded Equipment procured for use during such Stage and associated costs (collectively, the “Actual Expenditure”). If the Actual Expenditure is greater than the corresponding Estimate, Brammer will issue a further invoice for a sum equivalent to the difference between the amount set forth in the Estimate and actually paid by Customer and the Actual Expenditure, subject always to any cap on Actual Expenditure which is included in the relevant Work Statement. If the Actual Expenditure is less than the corresponding Estimate, Brammer will issue a credit note against the earlier invoice for a sum equivalent to the difference, which credit may be applied to future amounts payable under this Agreement. Customer will pay the amounts set forth in each invoice within [**] of the date of such invoice, unless Customer notifies Brammer in writing of a disputed invoice amount. In the case of a dispute under this Section 8.4, the Parties will in good faith discuss the item and seek resolution and Customer will pay all undisputed amounts, if any, of the relevant invoice.

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

8.5     Late payments of undisputed amounts under this Agreement will incur an interest charge of [**] Brammer reserves the right to suspend the Services in the event of late payments of undisputed amounts after providing Customer written notice of such late payments and allowing Customer a period of [**] to pay the late amounts (any time after such period, the “Delinquency Period”), Brammer reserves the right to refuse receipt of new Customer Provided Material for Manufacture of additional Batches of Product and to otherwise suspend the Services.

8.6    All payments under this Agreement are exclusive of any taxes that may apply and will be paid gross, without deductions or set-offs, whether by way of withholding or other income taxes, and Customer will ensure that such sum is paid to Brammer as will, after deduction of such withholding or other income taxes, be equivalent to the consideration payable under this Agreement. Any duty, sales, use or excise taxes imposed by any governmental entity that apply to the provision of the Services will be borne by Customer (other than taxes based upon the income of Brammer).

8.7    All amounts payable to Brammer under this Agreement will be paid in U.S. Dollars, without deduction, and by authenticated and value dated Swift telegraphic transfer for any such payments made from outside the U.S., quoting invoice numbers of payment to the bank account identified in the applicable invoice or by such other means as Brammer will notify Customer in writing from time to time.

9.	Work Statement and Specifications Changes.

9.1    The Service Fees are subject to a number of specific and general assumptions. The specific assumptions relate to the Work Statement and Program design and objectives, timing, capital expenditure requirements, if any, and other assumptions relating to the completion of the Program as set forth in the Work Statement (the “Program Assumptions’’). Brammer also assumes that the Customer will cooperate and perform its obligations under the Agreement in a timely manner, that no event outside the reasonable control of Brammer will occur, including the events described in Section 21 and that there are no changes to any Applicable Laws that materially adversely affect the Program (collectively, the “General Assumptions,” and together with the Program Assumptions, collectively, the “Assumptions”). In the event that any of the Assumptions require modification or the objectives of the Program cannot be achieved based on the Assumptions then the Work Statement may be amended as provided in Section 9.2.

9.2    In the event Brammer is requested or required to perform services beyond that which are set forth in a Work Statement, any such additional services and compensation schedule must be mutually agreed upon by the Parties in writing prior to the provision of said services (a “Change Order”). A sample Change Order is attached hereto as Exhibit C.     Each Change Order will detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. A Change Order will become effective upon the execution of a Change Order by both Parties, and a Change Order will specify the period of time within which Brammer must implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other Party.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

10.	Confidential Information/Legal Proceedings/Publicity.

10.1    Term of Confidentiality Obligations. Except as otherwise provided in this Section 10, during the term of this Agreement and for a [**] of this Agreement, each Party (the “Receiving Party”) agrees that it will keep the other Party’s (the “Disclosing Party’s”) Confidential Information confidential and use it solely to conduct the activities contemplated, and to exercise rights, under this Agreement, and for no other purpose. The foregoing notwithstanding, with respect to Confidential Information that constitutes a trade secret, the Receiving Party’s obligations under this Agreement to keep such information confidential will continue for as long as such information remains a trade secret.

10.2    Confidentiality and Non-Use Obligations. Each Party agrees that all Confidential Information disclosed to such Party or any of such Party’s Affiliates by the other Party or an Affiliate of such other Party (a) will not be used by the Permitted Recipients except as authorized under this Agreement and in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement and (b) will be maintained in confidence by the Receiving Party and such Party’s Affiliates, with a degree of care that is not less than the Receiving Party typically exercises with respect to its own most valuable Confidential Information and in any case with not less than reasonable care. The Receiving Party will provide, upon the Disclosing Party’s request, a certification that access and use is being controlled in accordance with this Agreement. The Disclosing Party will have the right to audit to verify compliance with this Agreement. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information will not be prohibited to the extent required to comply with Applicable Laws or regulations, or with a valid court or administrative order, provided that the Receiving Party will (i) notify the Disclosing Party of any such disclosure requirement or request as soon as practicable (and to the extent that it is legally able to do so); (ii) cooperate with and reasonably assist the Disclosing Party (at the Disclosing Party’s cost) if the Disclosing Party seeks a protective order or other remedy in respect of any such disclosure; and (iii) furnish only that portion of the Confidential Information which is responsive to such requirement or request. If Brammer becomes obliged to provide testimony or records regarding this Agreement in any legal or administrative proceeding relating to Customer, Customer will reimburse Brammer for its reasonable out-of-pocket costs plus a reasonable hourly fee for its employees or representatives at Brammer’s standard commercial rates.

10.3    Disclosures to Permitted Recipients. Each Party agrees that such Party and such Party’s Affiliates will provide Confidential Information received from the Disclosing Party only on a need-to-know in connection with this Agreement basis and only to the Receiving Party’s respective employees, directors, consultants, advisors, bona fide potential partners or investors, and to the employees, directors, consultants and advisors of the Receiving Party’s Affiliates (collectively, “Permitted Recipients”), solely under conditions of confidentiality and non-use at least as stringent as the conditions imposed by this Agreement, and provided that each Party will remain responsible for any failure by its Permitted Recipients to treat such information and materials as required under Section 10.2. Neither Party shall allow access to the Confidential Information of the other Party to any Permitted Recipient who does not require such access in order to accomplish the purposes of this Agreement. Receiving Party and its Affiliates will use at least the same standard of care as it uses to protect its own most valuable confidential information and in any case with not less than reasonable care, to ensure that its Permitted Recipients do not disclose or make any unauthorized use or disclosure of the Confidential Information.

10.4    Exceptions to Confidential Information. Confidential Information will not include information that:

(a) was known or used by the Receiving Party or such Party’s Affiliates prior to its date of disclosure to the Receiving Party as demonstrated by appropriate evidence; or

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTLAL

(b) either before or after the date of the disclosure to the Receiving Party or the Receiving Party’s Affiliate is lawfully disclosed to the Receiving Party or any of such Party’s Affiliates by sources other than the Disclosing Party rightfully in possession of such know-how and not bound by confidentiality obligations to the Disclosing Party; or

(c) either before or after the date of the disclosure to the Receiving Party or any of such Party’s Affiliates is or becomes published or otherwise is or becomes part of the public knowledge, through no breach hereof on the part of the Receiving Party or such Party’s Affiliates; or

(d) is independently developed by or for the Receiving Party or any of such Party’s Affiliates without reference to or reliance upon the Confidential Information of the Disclosing Party as demonstrated by appropriate convincing evidence.

Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

10.5    Responsibility for Compliance with Confidentiality and Nonuse Obligations.

(i)     The Receiving Party will be responsible for any intentional misuse or misappropriation by the Receiving Party or its Affiliates, or the Permitted Recipients or sublicensees of the Receiving Party or its Affiliates, of the Disclosing Party’s Confidential Information.

(ii)         Customer will promptly notify Brammer in writing of the Customer becoming aware of any actual or threatened disclosure, misappropriation or other violation of Brammer’s Confidential Information by a Third Party, Customer, or Customer’s Affiliate.

(iii)         Cooperation. If at any time the Disclosing Party brings, or investigates the possibility of bringing, any claim against any Person for misappropriation of trade secrets and misuse of Confidential Information, then the Receiving Party, upon the request and at the expense of the Disclosing Party, will cooperate with and assist the Disclosing Party in the investigation or pursuit of such claim, and provide the Disclosing Party with any information in the possession of the Receiving Party that may be of use to the Disclosing Party in the investigation or pursuit of such claim.

10.6    Disclosure of Provisions of Agreement.

(i)         Each Party agrees to hold as confidential the terms of this Agreement, except that (a) each Party shall have the right to disclose such terms to investors, bona fide potential investors, business partners, bona fide potential business partners, lenders, bona fide potential lenders, acquirers, bona fide potential acquirers, and investment bankers in connection with licensing, financing and acquisition activities, and due diligence processes related to such activities, provided that (a) any such Third Party has entered into a written obligation with the disclosing Party to treat such information and materials as confidential and requiring at least commercially reasonable obligations of confidentiality (and each Party will remain responsible for any failure by any of the foregoing Persons, to whom a Receiving Party may disclose Confidential Information) to treat such information as required under Section 10.2 hereof, and (b) each Party will have the right to disclose such terms as required by Applicable Law, regulation or legal

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

process, including by the rules or regulations of the SEC or similar regulatory agency in a country other than the United States, or of any stock exchange or other securities trading institution; provided that the Party subject to such disclosure requirement will, if reasonably practicable under the circumstances, provide the other Party with a reasonable opportunity to review and comment in advance on the disclosing Party’s proposed disclosure and such disclosing Party will consider in good faith any comments thereon provided by the other Party. Such Party will exercise at least a reasonable standard of care and take commercially reasonable steps to protect Confidential Information of the Disclosing Party and disclose only such portion of Confidential Information of the Disclosing Party, if at all, as is reasonably required to be disclosed.

(ii)     In the event that this Agreement will be included in any report, statement or other document filed by Customer or an Affiliate of Customer with the SEC or similar regulatory agency in a country other than the United States or any stock exchange or other securities trading institution, Customer will use, or will cause such Customer’s Affiliate, as the case may be, to use, good faith efforts to obtain confidential treatment from the SEC, similar regulatory agency, stock exchange or other securities trading institution of any Brammer proprietary technical data, know-how, and trade secrets concerning Brammer’s production and purification methods, Brammer’s equipment and techniques, Brammer’s facilities and its design and operation, and Brammer Technology and New Brammer Technology, as well as financial information or other information of a competitive or confidential nature, and will include in such confidentiality request such provisions of this Agreement as may be reasonably requested by Brammer.

10.7     Remedies. The Receiving Party acknowledges that a breach by it of any of the terms of this Agreement would cause irreparable harm to the Disclosing Party for which the Disclosing Party could not be adequately compensated by money damages. Accordingly, the Receiving Party agrees that, in addition to all other remedies available to the Disclosing Party in an action at law, in the event of any breach or threatened breach by the Receiving Party of the terms of this Agreement, the Disclosing Party will, without the necessity of proving actual damages or posting any bond or other security, be entitled to seek temporary and permanent injunctive relief, including, but not limited to, specific performance of the terms of this Agreement.

10.8     Non-Solicitation and Non-Hire. From the Effective Date [**] no Party will solicit an employee of another Party who is or has been involved in any activity to which this Agreement pertains. Notwithstanding the foregoing, nothing herein will restrict or preclude each Party’s rights to make generalized searches for employees by way of a general solicitation for employment placed in a trade journal, newspaper or website, and which is not designed to target or specifically attract the employees of the other Parties.

10.9     No Disclosure of Unrelated Information. Neither Party will disclose confidential information to the other Party that is not reasonably necessary for performance of a Party’s obligations under this Agreement, including but not limited to manufacturing processes for other products, marketing plans and clinical development plans. Notwithstanding the foregoing, nothing in this provision will limit the confidentiality and non-use obligations and rights herein.

10.10     Customer Provided Materials. Brammer will not transfer any Customer Provided Materials to any Third Party without Customer’s written permission, unless such transfer is to an Approved Vendor, is consistent with the Program and is for use only for activities set out in the relevant Work Statement

10.11     No Licenses. Except as expressly provided in Section 12 hereof, no right or license, either express or implied, is granted under any Intellectual Property Right or by virtue of the disclosure of Confidential Information under this Agreement, or otherwise. The Parties agree that each Party has and will retain sole and exclusive rights of ownership in and to any Confidential Information of such Party.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

10.12     Acknowledgment or Prior Confidentiality Obligations. The Parties acknowledge that Confidential Information has been provided by the Parties to each other prior to the Effective Date of this Agreement pursuant to the Existing Confidentiality Agreement. All Confidential Information (as defined in the Existing Confidentiality Agreement) exchanged between the Parties under the Existing Confidentiality Agreement will be deemed Confidential Information under this Agreement and will be subject to the terms of this Agreement.

11.     Work Product; Records.

11.1     All work outputs, including reports of Results, will be prepared in accordance with Brammer’s standard format unless otherwise specified in the Work Statement.

11.2     For each Batch of Product and any other Services provided, Brammer will keep and maintain records, including all Results produced in the conduct of the Services, for a period of [**] after completion of a Deliverable, or such longer period as required by the Applicable Laws (the “Retention Period”). For clarity, Brammer will be entitled to retain all original documents relating to the Program and will provide to Customer an electronic and paper copy of all Batch Records and other reports provided under this Agreement. At the end of the Retention Period, such records shall, at Customer’s option and expense, either be (i) delivered to Customer or to its designee, or (ii) disposed of, but only after giving Customer [**] prior written notice of Brammer’s intent to do so.

11.3     Brammer will take and retain, for such period and in such quantities as may be required by cGMP (if applicable) and the applicable Quality Agreement, samples of Product Manufactured under this Agreement, including samples required by Customer (“Customer-Owned Retains”). Further, upon Customer’s written request and to the extent consistent with cGMP and Applicable Law, Brammer will provide to Customer reasonable access to such Customer-Owned Retains or agree that Brammer will perform testing on the Customer-Owned Retains. [**]

11.4     Right of Cross-Reference. [**] Brammer shall deliver to Customer for filing with the FDA or any foreign Regulatory Authority designated by Customer such authorization letters as Customer deems necessary for the foregoing purpose, which shall be in substantially the form attached hereto as Exhibit F, subject to such modifications as may be required by Applicable Law; provided, however, that if Customer proposes any material modifications to such form, Brammer shall be entitled to [**] for review and approval of the modified form; and provided, further, that Customer shall be responsible for all costs and expenses associated with its request for such cross-reference, and for obtaining any notarization, legalization or apostille that may be required for filing any authorization letter with any foreign Regulatory Authority. For the avoidance of doubt, Brammer shall not be required to provide directly to Customer any Brammer documents that are general to Brammer’s business, such as a Facility and equipment SOPs unless such documents are expressly requested by a relevant Regulatory Authority or are required by Applicable Law.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

12.    Intellectual Property

12.1     Customer Technology. All right, title and interest in and to Customer Technology will remain vested solely in Customer. Customer hereby grants Brammer a non-exclusive, royalty-free license under all Intellectual Property Rights relating to Customer Technology for the sole purpose of performing the Services on behalf of Customer. Such license will expire upon the completion of such Services or the termination or expiration of this Agreement, whichever is the first to occur. Customer agrees that:

(i)     Upon Brammer’s prior written request, and in accordance with instructions provided by Brammer, Customer will, at Customer’s expense and in its sole discretion, transfer such embodiments of Customer Technology as are reasonably required for the performance of the Services to Brammer for the sole purpose of enabling Brammer to perform the Services.

(ii)     Without limiting the generality of the foregoing, Customer will provide to Brammer without charge, such written materials and assistance of Customer personnel as may be reasonably requested by Brammer to assist with the transfer and use of Customer Technology in performing the Services. All information provided to Brammer under this Section will be subject to the confidentiality provisions of this Agreement.

12.2     Brammer Technology. As between the Parties, all right, title and interest in and to Brammer Technology and all Intellectual Property Rights therein will remain solely in Brammer, except as provided in Section 12.4.

12.3     New Technology. In the event that, during performance of the Services, Brammer (or any personnel or entity acting on behalf of Brammer, including Approved Vendors retained to perform non-routine Services consistent with Section 5.1 and the Work Statement) solely or jointly with Customer creates, conceives, develops, or reduces to practice new Technology (“New Technology”), whether or not patentable, the following will apply:

(i)     New Customer Technology. Customer will hold all right, title and interest in and to all New Customer Technology and all Intellectual Property Rights therein. Brammer hereby assigns, and to the extent not presently assignable shall assign, to Customer all right, title, and interest in and to all New Customer Technology. Brammer will take, and will procure that all Approved Vendors, retained to perform non-routine Services consistent with Section 5.1 and the Work Statement, shall take any actions, including but not limited to the execution of documents, reasonably requested by Customer, and at Customer’s expense, to effect such assignment. Customer will have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend, at its sole expense, any Patent that claims or covers the New Customer Technology.

(ii)     New Brammer Technology. Brammer will hold all right, title and interest in and to all New Brammer Technology and all Intellectual Property Rights therein. Customer hereby assigns, and to the extent not presently assignable shall assign, to Brammer all right, title, and interest in and to all New Brammer Technology. Customer will take any actions, including but not limited to the execution of documents, reasonably requested by Brammer, and at Brammer’s expense, to effect such assignment. Brammer will have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend, at its sole expense, any Patent that claims or covers the New Brammer Technology.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

12.4     License to Customer. [**]

12.5     Technology Transfer to Customer. [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

12.6     Customer acknowledges that Brammer is in the business of providing services for a variety of organizations other than Customer. Accordingly, nothing in this Agreement or any Work Statement hereunder will preclude or limit Brammer from utilizing the general knowledge gained during the course of its performance hereunder to perform similar services for other customers.

12.7     The Parties acknowledge that successful completion of the Services may require a license under Third Party Intellectual Property Rights. [**] In the event either Party is put on notice by a Third Party of alleged infringement by Brammer of Third Party Intellectual Property Rights due to the Manufacture of Product, such Party will promptly inform the other Party of such notification. [**] Brammer will not be responsible for any adverse impact on the quality and stability of the process intermediates or final Product during the Wait Period or any subsequent impact on the process intermediates of final Product to the extent such impact is caused by the Wait Period, provided however that Brammer will keep Customer promptly informed of any such potential impact, and will discuss in good faith with Customer the extension of the Wait Period where such an extension is reasonably required to prevent damage to the Product or any intermediaries.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

12.8     Brammer reserves the right to utilize data generated during the course of Services to support applications, assignments or other instruments necessary to apply for and obtain Patents with respect to Brammer Technology and New Brammer Technology, provided the data so utilized is de-identified and does not contain Customer Confidential Information. Brammer will notify Customer in advance of filing for any such Patent and Customer will have the right to require Brammer to reasonably delay any such Patent filing if such filing contains data that is Customer Confidential Information or which may be the subject of a Patent filing with respect to any New Customer Technology.

13.     Independent Contractor. Brammer will perform the Services as an independent contractor of Customer and will have complete and exclusive control over the Facility, the equipment, and its employees and agents. Nothing in this Agreement will constitute Brammer, or anyone furnished or used by Brammer in the performance of the Services, as an employee, joint venturer, partner, or servant of Customer. Brammer also agrees that it will not have any rights to receive any employee benefits such as health insurance and accident insurance, sick leave or vacation as are in effect generally for employees of Customer. Neither Party will enter into any agreements or incur obligations on behalf of the other Party, nor commit the other party in any other manner without prior written consent from a duly authorized officer or representative of such other Party.

14.     Insurance.

14.1     Customer will obtain and maintain with insurers having A.M. Best ratings of A-VII or higher at all time as of and after the Effective Date of this Agreement, at its own expense, [**]. Customer agrees to maintain at all times thereafter during the term of this Agreement such appropriate Clinical Trial Limits. Customer will provide Brammer with reasonable evidence of such coverage within thirty (30) days of execution of this Agreement. If any such policy is replaced, Customer agrees to purchase tail coverage or ensure that the new policy has a retroactive date that is consistent with the start of any work under a Work Statement and that Customer will continue to be covered on the replacement policy. Customer will provide Brammer with at least thirty (30) days’ prior written notice of any change in or cancellation of the insurance coverage.

15.     Shipping. Brammer will package for shipment Product, samples or other materials in accordance with the Work Statement and Customer’s written instructions and at the Customer’s expense. All shipments will be in accordance with Section 7.1 and Customer will bear all packaging, shipping and insurance charges. Brammer will pass through actual shipping and related charges as set forth in the Work Statement.

16.     Dispute Resolution.

16.1     In the event any dispute arises between the Customer and Brammer with respect to any of the terms and conditions of this Agreement or the Program that cannot be resolved by the Customer

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

Representative and the Brammer Program Manager, then senior executives of the Customer and Brammer will meet as promptly as practicable after notice of such dispute to resolve in good faith such dispute. The senior executives of the Parties will attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period following such referral.

16.2     If the Senior Executives of Customer and Brammer are unable to satisfactorily resolve the dispute within thirty (30) days, then such dispute will be finally settled by arbitration in accordance with this Section 16.2. The arbitration will be held in New York, NY, and except as noted below, will be conducted in accordance with the rules of the American Arbitration Association (or such successor organization) by one mutually agreeable arbitrator, who will be a lawyer having at least fifteen years of experience dealing with complex contracts, including those in biologics manufacturing. If the Parties cannot agree on an arbitrator within a reasonable period of time, an arbitrator will be appointed by the American Arbitration Association (or such successor organization). The arbitrator will have no authority to vary from or ignore the terms of this Agreement and will be bound by controlling law. The Parties may seek judicial intervention for emergency relief, such as restraining orders and injunctions where appropriate.

16.3     Any decision by the arbitrator will be binding upon the Parties and may be entered as final judgment in any court having jurisdiction. The cost of any arbitration proceeding will be borne by the Parties as the arbitrator will determine if the Parties have not otherwise agreed. The arbitrator will render his or her final decision in writing to the Parties.

16.4     The dispute resolution of Section 16 is without prejudice to the rights of the Parties to obtain injunctive relief under Section 10.7.

17.     Indemnification.

17.1     Customer will indemnify and hold harmless Brammer and its Affiliates and each of its directors, officers, employees, and agents (the “Brammer Parties”) against any and all Third Party charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands (“Claims”) imposed upon a Brammer Party and associated damages awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations and expenses, including reasonable attorneys’ fees) (collectively, “Losses”) suffered or incurred in consequence of the following:

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

17.2     Brammer will indemnify and hold harmless Customer and its Affiliates and each of its directors, officers, employees, and agents (the “Customer Parties”) against any and all Third Party Claims and associated Losses that the Customer Parties suffered or incurred in consequence of the following:

[**]

17.3    Upon receipt of notice of any Claim that may give rise to a right of indemnity from the other Party hereto, the Party seeking indemnification (the “Indemnified Party”) will give prompt written notice thereof to the other Party, (the “Indemnifying Party”) of the Claim for indemnity. Such Claim for indemnity will indicate the nature of the Claim and the basis therefor. Promptly after a claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party will permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided, that, (a) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense; (b) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party; and (c) the Indemnifying Party will, prior to making any settlement, consult with the Indemnified Party as to the terms of such settlement. The Indemnifying Party will not, in defense of any such Claim, settle or consent to an adverse judgment in any such claim, demand, action or other proceeding that adversely affects the rights or interests of any Indemnified Party or imposes additional material obligations (financial or otherwise) on such Indemnified Party, without the prior express written consent of such Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed). After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party will only be liable to the Indemnified Party for such reasonable legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnifying Party will be liable for all reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense thereof and the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed.) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party defends, or, if (i) appropriate and related to the Third Party Claim in question and (ii) reasonable in the judgment of the Indemnifying Party, in making any counterclaim against the Person asserting the Third Party Claim, or any cross complaint against any Person. If Brammer will be obliged to provide testimony or records regarding the subject matter of this Agreement in any legal or administrative proceeding not covered by the indemnity set forth above, Customer will reimburse Brammer for its reasonable out-of-pocket costs plus a reasonable hourly fee for its employees or representatives at Brammer’s standard commercial rates. If Customer will be obliged to provide testimony or records regarding the subject matter of this Agreement in any legal or administrative proceeding pursuant to any general inspection of Brammer’s Facility or operations, Brammer will reimburse Customer for its reasonable out-of-pocket costs plus a reasonable hourly fee for its employees or representatives at cost.

18.     Limitations of Liability.

18.1     BRAMMER’S LIABILITY UNDER THIS AGREEMENT HOWSOEVER ARISING WILL NOT EXCEED [**] BRAMMER ASSUMES NO LIABILITY FOR USE, STORAGE (AFTER TITLE PASSES TO CUSTOMER), DISPOSAL, MARKETING, OR SALE OF PRODUCT(S).

18.2     Consequential Damages Waiver. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES BASED UPON LOST PROFITS, BUSINESS INTERRUPTION, LOST BUSINESS, OR LOST SAVINGS (EXCEPT THAT IN CASE OF BREACH BY CUSTOMER, BRAMMER CAN RECOVER ITS LOST PROFITS UNDER THIS AGREEMENT THAT BRAMMER LOST AS A RESULT OF THE CONTRACT NOT BEING FULLY PERFORMED)) FOR ANY ACTS OR FAILURE TO ACT UNDER THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

18.3     The limitations of liability reflect the allocation of risk between the Parties. The limitations specified in this Section 18 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

19.     Representations, Warranties and Covenants.

19.1 Brammer Representations, Warranties and Covenants. Brammer represents, warrants and covenants to Customer that:

(i)     it has the full power and right to enter into this Agreement and that, to its knowledge, there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by any Affiliate or any Third Party, private or public, that are inconsistent with the provisions of this Agreement;

(ii)     the execution and delivery of this Agreement by Brammer has been authorized by all requisite corporate or company action and this Agreement is and will remain a valid and binding obligation of Brammer, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

[**]

(iv)     Brammer, its Affiliates and its Approved Vendors: (i) have not been debarred and are not subject to a pending debarment pursuant to Section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)); (iii) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. Brammer will notify Customer immediately if Brammer or any of its Affiliates or Approved Vendors is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Brammer’s knowledge, is threatened; and

[**]

[**]

19.2     Customer Representations and Warranties. Customer represents, warrants and covenants to Brammer that:

(i)    it has the full power and right to enter into this Agreement and that there are, to its knowledge, no outstanding agreements, assignments, licenses, encumbrances or rights held by any Affiliate or Third Party, private or public, that are inconsistent with the provisions of this Agreement;

(ii)    the execution and delivery of this Agreement by Customer has been authorized by all requisite corporate action and this Agreement is and will remain a valid and binding obligation of Customer, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(iii)    the Customer Provided Materials will be provided to Brammer free and clear of all liens and encumbrances and will be prepared by Customer in accordance with the agreed-upon specifications in the Work Statement;

(iv)    [**]

(v)    [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

(vi)     to the best of Customer’s knowledge, the Customer Provided Materials are safe and non-hazardous for purposes of the Services to be performed hereunder.

19.3     EXCEPT AS SET FORTH HEREIN, BRAMMER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED BY STATUTE, CUSTOM OF THE TRADE OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES OF TITLE OR NONINFRINGEMENT. ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON OR ENTITY ON BEHALF OF BRAMMER, INCLUDING EMPLOYEES OR REPRESENTATIVES OF BRAMMER, THAT ARE INCONSISTENT HEREWITH, WILL BE DISREGARDED AND WILL NOT BE BINDING ON BRAMMER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BRAMMER ASSUMES NO LIABILITY FOR USE, STORAGE (AFTER TITLE PASSES TO CUSTOMER), DISPOSAL, MARKETING, OR SALE OF PRODUCT(S).

20.    Term; Termination; Certain Effects of Termination.

20.1     Unless earlier terminated in accordance with this Section 20, this Agreement will commence on the Effective Date and will continue until all Work Statements have been completed or terminated.

20.2     Mutual Agreement. [**]

20.3     Termination by Customer.

(i)     Termination of Clinical Trials. [**] [**] [**]

(ii)     Termination for Convenience. [**] [**] [**] Stage basis:

(iii)    [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

20.4    Termination by Either Party.

(i) Termination for Material Breach. [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

[**]

(ii)     Termination by Insolvency. [**]

(iii)    [**]

(iv)     In the event that Customer terminates this Agreement or any Work Statement pursuant to Section 20.4(i) (Termination for Brammer’s Material Breach):

[**]

(v)     In the event that Customer terminates this Agreement or any Work Statement pursuant to Section 20.4(ii) (Termination by insolvency):

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

20.5     In case of expiration or termination of this Agreement or any Work Statement for any reason, the following will apply:

(i)     Brammer will, as soon as possible, supply Customer with documentation concerning the Results obtained through the effective date of expiration or termination upon satisfaction of amounts due.

(ii)     Each Party will promptly return to the other all data and documents in any form comprising or containing any Confidential Information of the other Party, except that the Receiving Party may retain: (i) one copy of Confidential Information in secure legal archives for evidentiary purposes only and (ii) a copy of computer records or files containing such Confidential Information that have been created pursuant to automatic archiving or back-up procedures that cannot reasonably be deleted (collectively, “Retained Copies”), provided, however, that any such Retained Copies will be kept confidential by the Receiving Party in accordance with the terms and provisions of this Agreement for as long as the Receiving Party is in possession of the Retained Copies.

(iii)     Brammer will deliver to Customer at the Delivery Site any and all quantities of Product Manufactured up to the effective date of expiration or termination upon satisfaction of amounts due and Customer will take delivery of the same, except that Brammer may [**].

(iv)      Customer will pay Brammer [**].

(v)     Brammer will return all Customer-Funded Equipment to Customer promptly on the termination or expiry of this Agreement or, where such Customer-Funded Equipment is not required for a subsequent Work Statement, any relevant Work Statement.

(vi)     Brammer will return, ship, or destroy Customer Provided Materials and Brammer Materials procured according to the Work Statement at the Customer’s direction and sole expense (other than in the case of termination for Brammer’s Material Breach, in which case such costs shall be borne by Brammer), including expenses relating to shipping costs, return fees to vendors and any unreimbursed costs on any non-refundable or non-returnable items; provided that Brammer may dispose of Customer Provided Materials in its discretion, and Customer will have no right to the same, in the event Brammer does not receive direction in accordance with this Section 20.5 within [**] of termination or expiration of the relevant Work Statement.

20.6     With the termination of this Agreement, all Work Statements shall terminate, unless otherwise agreed to by the Parties. The termination of any individual Work Statement will have no effect on the continued existence and enforceability of this Agreement or any other Work Statement then pending. The expiry or termination of one Work Statement does not terminate another active Work Statement or this Agreement. Except the expiry of the Term of this Agreement, the Agreement is deemed to continue and apply to any outstanding Work Statement until the expiry or earlier termination of that Work Statement.

20.7     The termination of this Agreement for any reason will not affect any accrued rights or obligations of either Party as of the effective date of such termination, including obligations in respect of compensation for Services performed prior to the effective date of such expiration or termination of this Agreement. The following provisions will survive any expiration or termination of this Agreement: Sections 8, 10 through 12 (inclusive), 14, and 16 through 31 (inclusive), the provisions of the applicable Quality Agreement, and any other provision in this Agreement or its exhibits and attachments that by its nature and intent should remain valid after the expiration or termination of the Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

21.     Force Majeure. Either Party will be excused from performing its respective obligations under this Agreement, except for any obligation to make payment under a validly issued invoice, if its performance is delayed or prevented by any event beyond such Party’s reasonable control (each, a “Force Majeure Event”), including acts of God, fire, explosion, weather, disease, war, terrorism, insurrection, civil strife, riots, labor dispute or strike, government action, or a shortage or failure of power outside such Party’s reasonable control, provided that such performance will be excused only to the extent of and during such disability and provided that financial inability in and of itself will not be a Force Majeure Event. Any time specified for completion of performance in the Work Statement falling due during or subsequent to the occurrence of any or such events will be automatically extended for a period of time reasonably necessary to recover from such disability, provided however that the Parties shall, within [**] of the start of such delay, discuss the delay and how best to resolve the matter. Where Brammer is unable to complete performance within [**] of the start of any delay caused by a Force Majeure Event, Customer shall be entitled to terminate this Agreement and any Work Statement on [**]. Customer shall also have the right to terminate this Agreement and any Work Statement on [**] notice where Brammer’s performance is delayed through Force Majeure Events by more than [**] in total in any calendar year. Brammer will promptly notify Customer if, by reason of any of the events referred to herein, Brammer is unable to meet any such time for performance specified in the Work Statement.

22.      Publicity. Customer will not make a press release, announcement or other formal publicity relating to the transactions which are the subject of this Agreement, or any ancillary matter, without first obtaining the prior written consent of Brammer. Customer will provide a copy of the proposed text thereof to Brammer for its review and approval at least ten (10) days prior to the proposed release. Brammer may provide specific, reasonable comments on such release, announcement or publicity reasonably in advance of the date of the proposed release, but will not unreasonably withhold or delay its approval to such release, announcement or publicity. Brammer will not make a press release, announcement or other formal publicity relating to the transactions which are the subject of this Agreement without Customer’s prior written consent.

23.     Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement (a) in connection with the transfer or sale of all or substantially all of the assets of such Party to which this Agreement relates or, in the case of Customer, the Product; (b) in the event of the merger, reorganization or consolidation of a Party; or (c) to any Affiliate. Any purported assignment in violation of the preceding sentence will be void. Any permitted assignee will assume all obligations of its assignor under this Agreement, provided however that if either Party assigns this Agreement to an Affiliate, such Party will continue to remain obligated under this Agreement; and, further provided, that, in connection with any assignment to a Third Party described in this Section 23, (i) the assigning Party will provide the other Party with prompt written notice of assignment, (ii) the permitted assignee will assume in writing all obligations of its assignor under this Agreement.

24.     No Implied Licenses. No right or license under any Brammer Technology, New Brammer Technology, and Process of either Party is granted or will be granted by implication. All such rights or licenses are or will be granted only as expressly provided in this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

25.     Press Releases. The Parties agree that any initial public announcement of the execution of this Agreement will be in the form of a mutual press release to be agreed upon by the Parties; provided, that the Parties will also agree on the timing of such public announcement. After such press release is published, each Party will be entitled to make or publish any public statement consistent with the contents thereof. Except as set forth in the preceding sentence, no press release, publicity or other form of public written disclosure related to this Agreement will be permitted by either Party unless the other Party has indicated its consent to the form of the release in writing. This Section 25 will not apply to any disclosure that is deemed necessary, in the reasonable judgment of the responsible Party, to comply with national, federal or state laws or regulations.

26.     Use of Names. Neither Party will make use of the name of the other Party in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other Party.

27.     Notices. All notices to be given as required in the Agreement will be in writing and may be delivered by email or delivered personally or mailed either by a reputable overnight carrier with required receipt signature or certified mail, postage prepaid to the Parties at the addresses set forth below or at such other address as either Party may provide by written notice to the other party in accordance with the provisions of this Section 27. Such notice will be effective: (a) on the date sent, if delivered personally or by email (receipt of which is confirmed); (b) the date after delivery if sent by overnight carrier; or (c) on the date received if sent by certified mail.

If to Customer:

Freeline Therapeutics Limited

Attn: [**] Chief Development Officer

[**]

Email: [**]

If to Brammer:

Brammer Bio MA, LLC

Attn: [**] President & CEO

[**]

Email: [**]

28.    Choice of Law. This Agreement, and all matters arising directly or indirectly hereunder, will be governed by, and construed in accordance with the laws of the State of New York, without giving effect to its choice of law provisions. The Parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

29.    Waiver/ Severability. No waiver of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or be construed as a further or continuing waiver of any such provision, or of any other provision or condition of this Agreement. The invalidity of any portion of this Agreement will not affect the validity, force or effect of the remaining portions of this Agreement. If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision will be enforced to the maximum extent permitted by law.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CONFIDENTIAL

30.    Entire Agreement; Modification/Counterparts. This Agreement, together with the Work Statements and Appendices attached hereto, sets forth the entire agreement between the Parties hereto with respect to the performance of the Program by Brammer for Customer and as such, supersedes all prior and contemporaneous negotiations, agreements, representations, understandings, and commitments with respect thereto and will take precedence over all terms, conditions and provisions of any purchase order form or form of order acknowledgment or other document purporting to address the same subject matter. This Agreement will not be waived, released, discharged, changed or modified in any manner except by an instrument signed by the duly authorized officers of each of the Parties hereto, which instrument will make specific reference to this Agreement and will express the plan or intention to modify same. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. For purposes of execution, facsimile signatures will be deemed originals.

31.    Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The headings and captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The terın “including” as used herein will mean including, without limiting the generality of any description preceding such term. The language of this Agreement will be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

[Signature Page Follows]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

BRAMMER BIO MA, LLC		FREELINE THERAPEUTICS LIMITED

By:	[**]	By:	[**]
Name:	[**]	Name:	[**]
Title:	PRESIDENT & CEO	Title:	CEO

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

EXHIBIT A

WORK STATEMENT No.: #1

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

EXHIBIT B

CUSTOMER-FUNDED EQUIPMENT

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

EXHIBIT C: CHANGE ORDER TEMPLATE

Attachment 1 to Change Order X

To Work Statement x to Development and Manufacturing Services Agreement Dated XX

Change Order X

To Purchase Order x to Development and Manufacturing Services Agreement Dated XX

This Change Order Number 1 to Work Statement No.:__ (“Change Order”) is made effective as of October 5, 2017, (the “Effective Date”) by and between Freeline Therapeutics Limited (“CUSTOMER”) and Brammer Bio MA, LLC (“Brammer”) and constitutes a ‘Work Statement” under that certain Development and Manufacturing Services Agreement by and between the Parties, dated ______________ (the “Agreement”), and in particular, Purchase Order No.:____ dated _______.

This Change Order 1 and the Services contemplated herein are subject to the terms and conditions of the Agreement. Capitalized terms not otherwise defined in this Change Order 1 shall have the meaning ascribed to such terms in the Agreement. To the extent any terms or provisions of this Change Order 1 conflict with the terms and provisions of the Agreement, the terms and provisions of the Agreement shall control.

The Parties hereby agree to make changes to the Services and terms only as follows:

Description of Change(s) and Assumption:

The Services are set forth in the Agreement of Purchase Order No.:___ of the Agreement are hereby amended to include the additional Services set forth in Attachment 1 of this Change Order 1.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

BRAMMER BIO MA, LLC

By:
Name:
Title:

FREELINE THERAPEUTICS LIMITED

By:
Name:
Title:

[Attachment 1 to Change Order X is attached to the Change order]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

EXHIBIT D

COMMERCIAL SUPPLY TERM SHEET

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

EXHIBIT E

QUALITY AGREEMENT

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

EXHIBIT F

FORM OF LETTER AUTHORIZING CROSS-REFERENCING

[Brammer Bio letterhead]

[Date]

[To be addressed to applicable Regulatory Authority holding Customer regulatory submission]1

RE: Right of Reference to [identify Brammer regulatory submission]

Dear Sir/Madam:

Brammer Bio MA, LLC, the sponsor of [Brammer regulatory submission], has granted Freeline Therapeutics Limited (“Freeline”) and its successors and assigns, the right to reference and rely upon all information and data contained in [Brammer regulatory submission] in support ofFreeline [identify Freeline regulatory submission].

By this letter, Brammer hereby authorizes the Food and Drug Administration [or Other Regulatory Authority] to cross-reference Brammer’s [Brammer regulatory submission] in its review of Freeline [identify Freeline regulatory submission] for the purpose described above.

Please contact [name and telephone number] if you have you any questions regarding this right of reference.

Sincerely,

[Brammer signatory]

Title:

cc:	[Name, Title]

Freeline Therapeutics Limited

215 Euston Road

London NW1 2BE, UK

[1]	If any such letter is to be delivered to a regulatory authority other than the FDA, the Parties acknowledge that appropriate modifications to this form will be necessary.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

EXHIBIT G

CUSTOMER’S PROCESS FOR TRANSFER TO BRAMMER

[**]